                                                                                          NEWS RELEASE

Contact:
Jessica Willingham – (314) 342-3300
jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Completes 5-Year Credit Agreements

ST. LOUIS (July 18, 2011) – The Laclede Group, Inc. (NYSE: LG), and its principal subsidiary, Laclede Gas Company, the largest natural gas distribution utility in Missouri, today announced that each has entered into a new revolving loan agreement. Existing arrangements due to expire later this year were terminated early to coincide with the execution of the new agreements.  Both new agreements have 5-year terms with three 1-year extension options.

The Laclede Group’s credit facility provides for a credit commitment of $50 million, with an added $25 million accordion feature that provides for the facility to increase with lender approval. This agreement replaces facilities totaling $50 million that were due to expire on September 30, 2011.

The loan agreement for Laclede Gas Company provides $300 million in credit, with an additional accordion feature of $100 million.  This agreement replaces a $320 million facility that was due to expire on December 31, 2011.  The new facility, like prior agreements, supports the issuance of commercial paper to fund seasonal working capital requirements, particularly the purchase of natural gas.

“These new credit facilities provide both companies with the financial resources necessary to meet their short-term borrowing needs, while also providing the financial flexibility necessary to operate in today’s business environment,” said Mark D. Waltermire, Senior Vice President and Chief Financial Officer.

Wells Fargo Bank, N.A. is the administrative agent and co-lead arranger, U.S. Bank, N.A. is the syndication agent and co-lead arranger, and JPMorgan Chase Bank, N.A. is the documentation agent. Other lenders in the agreement include Comerica Bank, Fifth Third Bank, Commerce Bank, and UMB Bank, N.A.

ABOUT THE LACLEDE GROUP

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company serves nearly 630,000 residential, commercial and industrial customers in the City of St. Louis and parts of 10 counties in eastern Missouri. For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

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News Release: The Laclede Group Completes 5-Year Credit Agreements                                                                                                                                                           page 2 of 2

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended March 31, 2011, filed with the Securities and Exchange Commission.

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